REINHOLD INDUSTRIES ANNOUNCES SECOND QUARTER 2004 FINANCIAL RESULTS


SANTA FE SPRINGS, CA, Thursday, August 12, 2004 Reinhold Industries, Inc. (NASDAQ: RNHDA) of Santa Fe Springs, California, today announced results for the second quarter 2004.

      Second quarter 2004 revenues were $19.5 million, up $1.8 million (10%) from second quarter 2003. Sales at NP Aerospace increased by $3.4 million (70%) due primarily to retrofitting of light armored vehicles for the U.K. Ministry of Defense. Sales in the Aerospace business unit decreased by $1.0 million (15%) due to decreased shipments of components related to the Minuteman III Propulsion Replacement Program. Sales in the CompositAir business unit declined by $0.4 million (26%) due to continuing economic problems in the airline industry. Commercial sales were flat compared to 2003. Sales for the Bingham business unit decreased by $0.2 million (4%).

         In the first six months of 2004, revenues were $36.4 million, up $2.3 million (7%) compared to 2003. Sales at NP Aerospace increased by $3.7 million (37%) due primarily to retrofitting of light armored vehicles for the U.K. Ministry of Defense. Sales in the Aerospace business unit decreased by $0.2 million (2%). Sales in the CompositAir business unit declined by $0.8 million (26%). Sales in the Commercial business unit were flat compared to 2003. Sales for the Bingham business unit decreased by $0.3 million (4%) due to soft market conditions.

         Net income for the first six months of 2004 was $2.9 million, or $0.90 per diluted share, compared to net income of $3.4 million, or $1.11 per diluted share in 2003. Earnings per share computations reflect a 10% stock dividend effective May 29, 2003.

         "The financial performance of our business units was mixed in the second quarter," said Michael T. Furry, President and CEO of Reinhold. "Our UK subsidiary, NP Aerospace, realized record sales and profitability. However, due to continuing market and economic conditions, our CompositAir and Bingham business units fell short of their financial objectives. However, we exceeded our consolidated budget for the first six months and continue to expect full year 2004 results to be very strong."

         This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, and Reinhold's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in Reinhold's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q.

         Reinhold Industries, Inc. is a manufacturer of advanced custom composite components, sheet molding compounds, and graphic arts and industrial rollers for a variety of applications in the United States and Europe.


                    Reinhold Industries, Inc. (NASDAQ: RNHDA)
                  (Amounts in Thousands, Except Per Share Data)
                                   (Unaudited)



                        2nd Quarter Ended                    2nd Quarter Ended
                     06/30/04            YTD              06/30/03          YTD

Sales                 $19,534        $36,426               $17,703      $34,078
Net Income             $1,686         $2,865                $1,880       $3,404
EPS                     $0.53          $0.90                 $0.61        $1.11